Exhibit 99.2

February 27, 2014

To Our Shareholders, Associates and Members:

I am writing to you after my first full year serving as both your Chairman and Chief Executive Officer.

While our financial results remain challenged, 2013 may have been the year that justifies why so many people across Sears Holdings have been working for several years on our transformation from a traditional, store-based retailer to a membership company that serves its members across an integrated retail platform.

Furthermore, if the way the entire American retail industry ended 2013 is any indication, I believe 2014 may well be a year in which Sears Holdings begins to clearly demonstrate the advantages of this transformation.

That may sound odd given our financial results, but this letter will detail why I believe that. To be clear, it is not because our performance is where we need it to be. It isn’t. But not only do I believe that we are headed in the right direction in important ways, I believe the entire retail industry is headed to where we already are.

LOOKING BACK AT 2013

First, the financials. Net loss attributable to Sears Holdings’ shareholders was $358 million and $1.4 billion, respectively, for the fourth quarter and full year of 2013. This compares to net loss attributable to Sears Holdings’ shareholders of $489 million and $930 million, respectively, for the prior year fourth quarter and full year. Adjusted EBITDA was $12 million and $(337) million, respectively, for the fourth quarter and full year of 2013. Adjusted EBITDA for the prior year fourth quarter and full year was $429 million and $536 million, respectively.

The fact that none of this is new news—our performance is in line with the guidance we provided back on January 9, 2014—only slightly mitigates the impact of these numbers.

Nevertheless, 2013—especially the tough-to-terrible holiday season for Sears Holdings and for so many other retailers—brought into stark relief just how irrevocably retail has changed. And, 2013 highlights just how important all of our work is to transform Sears and Kmart from traditional brick-and-mortar stores that simply sell products into an integrated platform. We build relationships with our members, anticipate their needs and serve them in the manner most convenient for them – whether in store, at home or on-the-go. This change is resulting in improved member engagement, which is not only a key component of our member strategy, but in my view may prove to be most important in the year ahead.

RETAIL TRANSFORMATION MOVING FROM OUR RHETORIC TO WIDELY RECOGNIZED REALITY

On January 17, 2014, The Wall Street Journal ran a prominently placed story suggesting that beyond all of the retailers reporting poorer profits,

“(T)here is a deeper malaise at work: A long-term change in shopper habits has reduced store traffic—perhaps permanently—and shifted pricing power away from malls and big-box retailers... Instead, they seem to be figuring out what they want online then making targeted trips to pick it up from retailers that offer the best price. While shoppers visited an average five stores per mall trip in 2007, today they only visit three... Meanwhile, online stores have further sharpened purchase decisions and prices, leading some shoppers to come into the stores only when they can cherry pick discounted items.”

All of these dynamics are ones for which Sears Holdings has been preparing for years. Readers of these annual letters have time and again heard about how the strategy we have been pursuing is positioning us to help our Shop Your Way members manage their lives better through their relationship with us. As I have described before, the five key pillars of our strategy are:

1.	Creating lasting relationships with members by empowering them to manage their lives

2.	Attaining best-in-class productivity and efficiency

3.	Building our brands

4.	Reinventing the company continuously through technology and innovation

5.	Reinforcing “The SHC Way” by living our values every day

Our two key platforms—Shop Your Way Rewards and Integrated Retail—continue to become more prominent both in how we run the company and in how we serve our members. Some larger retailers and some specialized retailers continue to perform relatively better than the rest, but even they aren’t immune to the drastic shifts in customer behavior and the competitive landscape.

Certain key metrics we follow show us that our execution of our core member-centric strategy is enabling us to increase engagement with our members. Sales from Shop Your Way members comprised 72 percent of all sales in Sears Full-line and Kmart stores in the fourth quarter of 2013, up from 58 percent during the fourth quarter of 2012. Overall, Shop Your Way members made up 69 percent of our sales in 2013, up from 59 percent for all of 2012.

Others in our industry are struggling to figure out how to adjust their business models to deal with the combination of changing consumer behavior and intense business model competition. We believe that these Shop Your Way results show that even with the challenging results across the industry and in our stores, our integrated retail strategies give us the opportunity to address this changed consumer behavior and to evolve our business model.

More importantly, many of the changes that other retailers are making to survive today follow innovations that were either pioneered or significantly advanced in Sears and Kmart locations, like converting physical stores to be able to fulfill online orders and emphasizing ship-to-store and ship-from-store programs.

These are areas where much of our investment has been focused over the years, despite the widespread and, we believe, incorrect belief among many outside commentators that what our stores need most are hundreds of millions of dollars more in décor and fixtures. We believe that the developments in the entire retail industry validate our decisions to shift much of our investment instead to digital and integrated retail.

OUR WORK IN 2013

In 2013, we continued our efforts to simplify and focus our company, while simultaneously creating long-term value for our shareholders. We announced that we are evaluating the separation of our Lands’ End business through a spinoff to shareholders and have made filings with the SEC to accomplish this through a pro rata distribution to our shareholders. We also are considering strategic alternatives for our Sears Auto Center business, subject to board approval and other conditions. We expect that through these actions, and through working with the Sears Canada board and management with a goal of increasing and realizing the value of our investment in Sears Canada, we will raise in excess of $1 billion in proceeds to Sears Holdings in 2014, creating value and helping to fund our transformation.

We generated $2 billion of liquidity during 2013 versus an objective of $500 million through $1 billion in proceeds from real estate and $1 billion in a five-year term loan. We reduced inventory at our peak by $620 million versus an objective of $500 million. We also reduced our fixed expenses by approximately $200 million, in line with our stated objective.

We continue to look for opportunities to generate more productivity and create value from our vast real estate portfolio. This will require a combination of improving our operating performance and working with other retailers and brands to find opportunities, whether through leasing arrangements, in-store shops or property sales. This may also include a variety of financing arrangements that improve our overall capital structure.

Through our efforts over the past several years and through other initiatives, we believe we have demonstrated the financial flexibility we have to fund our transformation and to create long-term shareholder value. We have met our maturing obligations (in particular the pension funding that I have discussed in the past, made worse by a Federal Reserve policy of artificially depressing long-term interest rates) and we believe we have positioned ourselves to give our transformation time to bear fruit.

HOW 2013 SETS US UP FOR 2014

The specific and highly disappointing way that 2013 ended and 2014 began for many American retail companies is what gives me the most confidence in Sears Holdings’ long-term strategy and direction.

Over the course of the 2013 holiday season, many retailers—including and especially Amazon—competed intensely on the basis of price. As a result, many retailers reported disappointing sales and profits for the important fourth quarter of the year.

We also competed on speed and this is where I think the seeds of Sears Holdings’ competitive advantage may take root.

In 2013, Christmas Day fell on Wednesday. Most retailers—us included—couldn’t promise in-time delivery of gifts purchased online the weekend before Christmas. Amazon, however, let customers order up through 11 p.m. Monday for in-time delivery.

Then some of the gifts didn’t get there before Christmas. Why they didn’t get there doesn’t matter as much as the fact that they didn’t.

The fact that many of us are not generating enough profit to meet the needs and expectations of our associates and our shareholders doesn’t really matter to customers.

The fact that the industry as a whole has failed to keep the promises it made to those customers matters a lot.

Worse, it puts all of retail into a broader context of failing to meet consumers’ expectations.

Our focus on serving members through Shop Your Way and integrating retail experiences positions us to help our members manage their lives, build relationships and transform our company.

2014 AND THE ROAD AHEAD: NEW MEMBER OFFERINGS

In one of my first letters to you as Chairman of Sears Holdings, back in 2005, I wrote “Our goal is to make our products, brands and services more responsive to the needs of our customers and to build a long-term trusting relationship with our customers.”

We have been focused on building long-term trust for nearly a decade, which becomes even more impactful in an era in which customers have shopping choices beyond physical stores and are wary of retailers in general. We ask our members what they want and we listen to their responses. We try hard to anticipate their needs. Our associates have done amazing work in this area and I once again want to thank them for their efforts.

One of the newest member experiences we’ve developed comes from this process. In-vehicle pickup allows members to notify us when they have arrived at our stores through the Shop Your Way app, and then have their purchases delivered directly to their cars. We anticipate that experiences like this will become even more popular. Importantly, it’s an option we provide our members because it’s something they’ve told us they want.

We made a choice several years ago to focus Sears Holdings on becoming a member-centric company built on the five strategic pillars noted above. Our strategy has evolved further as the retail industry has changed and our ability to compete—with fewer stores, with less space per store and with a marketplace of products—has become more clear. It is up to us to execute on this strategy and to restore profitability to the company.

Many longtime readers of these letters will notice that this one is a bit shorter than usual. That’s by design. In recent months, we have launched ways to update you more often at blog.searsholdings.com and, personally, at edwardslampert.com.

We periodically will update you on our continued transformation and breaking news. We clearly can’t react to everything that is said about us or report every development, but we want to try to keep our shareholders and associates informed of what we are doing in the context of the significant changes occurring in our company and in the retail industry.

Along with this letter, please take a few moments to review the slide presentation and listen to the prepared remarks we’ve posted at searsholdings.com for the fourth quarter and full year 2013 results.

Finally, I again want to thank our associates for all of their hard work and our shareholders for their confidence and patience.

Respectfully,

Edward S. Lampert

Cautionary Statement Regarding Forward-Looking Statements: Certain statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that use words and phrases such as the company “anticipates,” "believes," "continue," "expects," "intends," "plans," "transform," "going to be" and similar expressions or future or conditional verbs such as "will," "may," and "could" are generally forward-looking in nature and not historical facts and are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; our ability to complete possible transactions with respect to Lands' End and/or Sears Auto Centers on terms that are acceptable to us, on intended timetables or at all and the impact of the evaluation and/or completion of those transactions on our other businesses or third party relationships; our ability to successfully achieve our plans to generate liquidity, reduce inventory and reduce fixed costs; conditions and possible limits, including borrowing base limits, on our access to capital markets and other financing sources, including additional second lien financings, with respect to which we do not have commitments from lenders; vendors' lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge of such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.